Exhibit 21.1

SUBSIDIARIES of RAPT THERAPEUTICS, INC.

(as of December 31, 2021)

NAME OF SUBSIDIARYCOUNTRY OF FORMATION

RAPT Therapeutics Australia Pty. LtdAustralia